Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
May 25, 2017

SEARS HOLDINGS REPORTS FIRST QUARTER 2017 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company") (NASDAQ: SHLD) today announced financial results for its first quarter ended April 29, 2017. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website: http://searsholdings.com/invest.
In summary, we reported net income attributable to Holdings' shareholders of $244 million ($2.28 earnings per diluted share) for the first quarter of 2017 compared to a net loss attributable to Holdings' shareholders of $471 million ($4.41 loss per diluted share) for the prior year first quarter. Adjusted for significant items noted in our Adjusted Earnings Per Share tables, we would have reported a net loss attributable to Holdings' shareholders of $230 million ($2.15 loss per diluted share) for the first quarter of 2017 compared to a net loss attributable to Holdings' shareholders of $199 million ($1.86 loss per diluted share) in the prior year first quarter. Adjusted EBITDA was $(222) million in the first quarter of 2017, as compared to $(181) million in the prior year first quarter.
Edward S. Lampert, Holdings' Chairman and Chief Executive Officer, said, "While this was certainly a challenging quarter for our Company, it was also one that clearly demonstrated our commitment to return Sears Holdings to solid financial footing. We recognize that we need to accelerate our efforts to improve our operational performance and are moving decisively with our $1.25 billion restructuring program."

Highlights since the beginning of the first quarter include:

•
Delivered significant progress on our strategic restructuring program, with $700 million in annualized cost savings already actioned to date, and announced incremental actions to increase our annualized cost savings target to $1.25 billion from $1.0 billion;

•	Paydown of approximately $418 million of term loans outstanding under our revolving credit facility;

•
Entered into an agreement with Metropolitan Life Insurance Company ("MLIC") to annuitize $515 million of pension liability, which serves to reduce the overall size of the Company's pension plan, reduce future cost volatility and reduce future plan administrative expenses;

•	Reached an agreement to extend the maturity of $400 million of our $500 million 2016 Secured Loan Facility from July 2017 to January 2018, with the option to extend further to July 2018;

•
Expanded our Shop Your Way VIP program to reward our members based on spend and frequency, which has resulted in over a 50% increase in the number of VIP members in the first quarter, compared to the same period last year;

•
Opened the first DieHard Auto Center in San Antonio, Texas, with an innovative store format that offers state-of-the-art technology and services, that, combined with our experienced associates, can help today's drivers make the right choices for their vehicle's needs; and

•	Named a 2017 ENERGY STAR Partner of the Year-Sustained Excellence Award winner for continued leadership in protecting our environment through superior energy efficiency achievements.

Mr. Lampert added, "We remain focused on driving the growth of our Shop Your Way ecosystem and are pleased with the traction we gained with our VIP membership base, which more than doubled in the last year."
Rob Riecker, Holdings' Chief Financial Officer, said, "During the first quarter we took decisive actions to reduce our cost base and drive operational efficiencies which allowed us to make significant progress on our restructuring program. We also remained focused on increasing our financial flexibility and creating value from our asset base to ensure we continue to meet our financial obligations and fund our transformation. We will continue to evaluate our options to deliver further improvements to our operational performance and balance sheet."
Financial Results
For the quarter ended April 29, 2017, we generated revenues of $4.3 billion compared to revenues of $5.4 billion for the quarter ended April 30, 2016. The year-over-year decline in revenues was primarily driven by having fewer Kmart and Sears Full-line stores in operation, which accounted for $557 million of the decline, as well as an 11.9% decline in comparable store sales during the quarter, which accounted for $417 million of the decline.
At Kmart, comparable store sales decreased 11.2% during the first quarter of 2017, primarily driven by declines in the grocery & household, pharmacy, apparel and home categories. Sears Domestic comparable store sales decreased 12.4% during the quarter, primarily driven by decreases in the home appliances, apparel and lawn & garden categories.
During the first quarter, gross margin decreased $247 million compared to the prior year first quarter due to the above noted decline in sales, as well as a decline in our gross margin rate in both the Kmart and Sears Domestic segments, which was largely attributed to a decrease in occupancy leverage. Excluding significant items noted in our Adjusted Earnings Per Share tables, the decline in Kmart segment margin was primarily driven by declines in our apparel and grocery & household categories, while the decline at Sears Domestic was primarily driven by declines in the home appliances, footwear and tools categories. Both formats experienced an increase in promotional markdowns due to competitive pressures in the retail environment.
Selling and administrative expenses decreased $236 million in the first quarter of 2017 compared to the prior year quarter driven by the strategic actions we have taken to improve our operational efficiency and reduce our costs. Excluding significant items noted in our Adjusted Earnings Per Share tables, selling and administrative expenses declined $250 million, primarily due to a decrease in payroll expense. In addition, advertising expense declined as we shifted away from traditional advertising to the use of Shop Your Way® points awarded to members, the expense for which is included in gross margin.
Financial Position
The Company's total cash balances were $264 million at April 29, 2017, compared with $286 million at January 28, 2017. Short-term borrowings totaled $551 million at the end of the first quarter of 2017, consisting of $536 million of revolver borrowings and $15 million of commercial paper outstanding.
Merchandise inventories were $3.9 billion at April 29, 2017, compared to $5.0 billion at April 30, 2016, while merchandise payables were $961 million and $1.3 billion at April 29, 2017 and April 30, 2016, respectively.
At April 29, 2017, we had utilized approximately $1.0 billion of our $1.5 billion revolving credit facility due in 2020, consisting of $536 million of borrowings and $477 million of letters of credit outstanding. The amount available to borrow under our credit facility was approximately $70 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies primarily based on our overall inventory and receivables balances.
Total long-term debt (including current portion of long-term debt and capital lease obligations) was $3.7 billion and $4.2 billion at April 29, 2017 and January 28, 2017, respectively.
The Company had total liquidity and liquid assets of $3.7 billion at April 29, 2017, compared to $3.6 billion at January 28, 2017.

Update on Restructuring Program Initiatives and Liquidity Actions
In April 2017, we provided an update to our restructuring program, including increasing our annualized cost savings target to $1.25 billion. The initiatives being taken to realize our cost savings target include: the closure of under-performing stores, including the previously announced closure of 150 non-profitable stores, which has been completed; the closure of 92 under-performing pharmacy operations in certain Kmart stores and the closure of 50 Sears Auto Center locations, simplification of the organizational structure of Sears Holdings through consolidation of the leadership of retail operations for Sears and Kmart and elimination of certain senior management roles; and a comprehensive review of the Company's value chain to identify broader opportunities for competitively priced products that drive operational efficiencies.
On May 15, 2017, the Company entered into an agreement to annuitize $515 million of pension liability with MLIC, under which MLIC will pay future pension benefit payments to approximately 51,000 retirees. This action is expected to have an immaterial impact on the funded status of our total pension obligations, but will serve to reduce the size of the Company's combined pension plan, reduce future cost volatility, and reduce future plan administrative expenses.
In addition, the Company recently reached an agreement to extend the maturity of $400 million of our $500 million 2016 Secured Loan Facility from July 2017 to January 2018, with the option to further extend the loan until July 2018.
We also continue to explore ways to unlock value across a range of assets, including exploring ways to maximize the value of our Home Services and Sears Auto Centers businesses, as well as our Kenmore and DieHard brands through partnerships or other means of externalization that could expand distribution of our brands and service offerings to realize significant growth.
Adjusted EBITDA
In addition to our net income (loss) attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and Adjusted Loss Per Share ("Adjusted EPS"), which are non-GAAP financial measures. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. We believe that our use of Adjusted EBITDA and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results, and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings (loss) per share in addition to Adjusted EPS in assessing our earnings performance.
As a result of the Seritage and JV transactions, Adjusted EBITDA for the first quarter of 2017 included additional rent expense of approximately $45 million, while the first quarter of 2016 included additional rent expense and assigned subtenant rental income of approximately $54 million. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to date, we have received recapture notices on 35 properties, which is estimated to reduce the rent expense by approximately $24 million on an annual basis. We have also exercised our right to terminate the lease on 36 properties, which is estimated to reduce rent expense by approximately $12 million on an annual basis.

Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to successfully achieve our plans to generate liquidity through monetization of our real estate, additional debt financing actions, asset securitizations or other potential transactions or otherwise, our intention to explore potential partnerships or other transactions involving our Kenmore and DieHard brands and our Sears Home Services and Sears Auto Centers businesses, the impact of the agreement with MLIC and other statements that describe the Company's plans. Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data	April 29, 2017	April 30, 2016
REVENUES
Merchandise sales and services	$4,301	$5,394
COSTS AND EXPENSES
Cost of sales, buying and occupancy	3,371	4,217
Gross margin dollars	930	1,177
Gross margin rate	21.6%	21.8%
Selling and administrative	1,267	1,503
Selling and administrative expense as a percentage of total revenues	29.5%	27.9%
Depreciation and amortization	87	95
Impairment charges	15	8
Gain on sales of assets	(741)	(61)
Total costs and expenses	3,999	5,762
Operating income (loss)	302	(368)
Interest expense	(128)	(85)
Interest and investment loss	(2)	(4)
Other income	—	1
Income (loss) before income taxes	172	(456)
Income tax benefit (expense)	72	(15)
NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$244	$(471)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted earnings (loss) per share	$2.28	$(4.41)
Diluted weighted average common shares outstanding	107.2	106.8

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	April 29, 2017	April 30, 2016	January 28, 2017
ASSETS
Current assets
Cash and cash equivalents	$236	$286	$286
Restricted cash	28	—	—
Accounts receivable	479	437	466
Merchandise inventories	3,884	5,028	3,959
Prepaid expenses and other current assets	311	369	285
Total current assets	4,938	6,120	4,996
Property and equipment (net of accumulated depreciation and amortization of $2,803, $2,999 and $2,841)	2,130	2,520	2,240
Goodwill	269	269	269
Trade names and other intangible assets	1,251	1,907	1,521
Other assets	483	359	336
TOTAL ASSETS	$9,071	$11,175	$9,362
LIABILITIES
Current liabilities
Short-term borrowings	$551	$380	$—
Current portion of long-term debt and capitalized lease obligations	584	66	590
Merchandise payables	961	1,337	1,048
Other current liabilities	1,697	1,737	1,956
Unearned revenues	725	773	748
Other taxes	293	301	339
Total current liabilities	4,811	4,594	4,681
Long-term debt and capitalized lease obligations	3,146	3,312	3,573
Pension and postretirement benefits	1,677	2,137	1,750
Deferred gain on sale-leaseback	504	718	563
Sale-leaseback financing obligation	183	164	235
Other long-term liabilities	1,630	1,718	1,641
Long-term deferred tax liabilities	647	892	743
Total Liabilities	12,598	13,535	13,186
DEFICIT
Total Deficit	(3,527)	(2,360)	(3,824)
TOTAL LIABILITIES AND DEFICIT	$9,071	$11,175	$9,362

Total common shares outstanding	107.3	106.8	107.1

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 29, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$1,493	$2,808	$4,301

Cost of sales, buying and occupancy	1,230	2,141	3,371
Gross margin dollars	263	667	930
Gross margin rate	17.6%	23.8%	21.6%

Selling and administrative	392	875	1,267
Selling and administrative expense as a percentage of total revenues	26.3%	31.2%	29.5%
Depreciation and amortization	13	74	87
Impairment charges	5	10	15
Gain on sales of assets	(597)	(144)	(741)
Total costs and expenses	1,043	2,956	3,999
Operating income (loss)	$450	$(148)	$302

Number of:
Kmart Stores	624	—	624
Full-Line Stores	—	626	626
Specialty Stores	—	25	25
Total Stores	624	651	1,275

	13 Weeks Ended April 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,139	$3,255	$5,394

Cost of sales, buying and occupancy	1,735	2,482	4,217
Gross margin dollars	404	773	1,177
Gross margin rate	18.9%	23.7%	21.8%

Selling and administrative	544	959	1,503
Selling and administrative expense as a percentage of total revenues	25.4%	29.5%	27.9%
Depreciation and amortization	19	76	95
Impairment charges	3	5	8
Gain on sales of assets	(46)	(15)	(61)
Total costs and expenses	2,255	3,507	5,762
Operating loss	$(116)	$(252)	$(368)

Number of:
Kmart Stores	896	—	896
Full-Line Stores	—	700	700
Specialty Stores	—	26	26
Total Stores	896	726	1,622

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions	April 29, 2017	April 30, 2016
Net income (loss) attributable to Holdings per statement of operations	$244	$(471)
Income tax (benefit) expense	(72)	15
Interest expense	128	85
Interest and investment loss	2	4
Other income	—	(1)
Operating income (loss)	302	(368)
Depreciation and amortization	87	95
Gain on sales of assets	(741)	(61)
Before excluded items	(352)	(334)

Closed store reserve and severance	76	87
Pension expense	45	72
Other(1)	15	8
Amortization of deferred Seritage gain	(21)	(22)
Impairment charges	15	8
Adjusted EBITDA	$(222)	$(181)
(1) The 13 weeks ended April 29, 2017 consisted of transaction costs associated with strategic initiatives, while the 13 weeks ended April 30, 2016 consisted of expenses associated with legal matters.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	April 29, 2017			April 30, 2016
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$450	$(148)	$302	$(116)	$(252)	$(368)
Depreciation and amortization	13	74	87	19	76	95
Gain on sales of assets	(597)	(144)	(741)	(46)	(15)	(61)
Before excluded items	(134)	(218)	(352)	(143)	(191)	(334)

Closed store reserve and severance	34	42	76	73	14	87
Pension expense	—	45	45	—	72	72
Other(1)	—	15	15	8	—	8
Amortization of deferred Seritage gain	(4)	(17)	(21)	(4)	(18)	(22)
Impairment charges	5	10	15	3	5	8
Adjusted EBITDA	$(99)	$(123)	$(222)	$(63)	$(118)	$(181)
% to revenues	(6.6)%	(4.4)%	(5.2)%	(2.9)%	(3.6)%	(3.4)%
(1) The 13 weeks ended April 29, 2017 consisted of transaction costs associated with strategic initiatives, while the 13 weeks ended April 30, 2016 consisted of expenses associated with legal matters.
.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 29, 2017
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sale of Trade name	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$930	$—	$15	$—	$—	$—	$(21)	$—	$—	$924
Selling and administrative impact	1,267	(45)	(61)	—	—	—	—	(15)	—	1,146
Depreciation and amortization impact	87	—	(6)	—	—	—	—	—	—	81
Impairment charges impact	15	—	(15)	—	—	—	—	—	—	—
Gain on sales of assets impact	(741)	—	—	492	189	—	—	—	—	(60)
Operating income impact	302	45	97	(492)	(189)	—	(21)	15	—	(243)
Interest and investment loss impact	(2)	—	—	—	—	5	—	—	—	3
Income tax benefit impact	72	(17)	(36)	185	71	(2)	8	(6)	(137)	138
After tax impact	244	28	61	(307)	(118)	3	(13)	9	(137)	(230)
Diluted earnings (loss) per share impact	$2.28	$0.26	$0.57	$(2.87)	$(1.10)	$0.03	$(0.12)	$0.08	$(1.28)	$(2.15)
(1) Consisted of transaction costs associated with strategic initiatives.

	13 Weeks Ended April 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,177	$—	$60	$—	$—	$(22)	$—	$—	$1,215
Selling and administrative impact	1,503	(72)	(27)	—	—	—	(8)	—	1,396
Depreciation and amortization impact	95	—	(4)	—	—	—	—	—	91
Impairment charges impact	8	—	(8)	—	—	—	—	—	—
Gain on sales of assets impact	(61)	—	—	26	—	—	—	—	(35)
Operating loss impact	(368)	72	99	(26)	—	(22)	8	—	(237)
Interest and investment loss impact	(4)	—	—	—	6	—	—	—	2
Income tax expense impact	(15)	(27)	(37)	10	(2)	8	(3)	186	120
After tax impact	(471)	45	62	(16)	4	(14)	5	186	(199)
Diluted loss per share impact	$(4.41)	$0.42	$0.58	$(0.15)	$0.04	$(0.13)	$0.05	$1.74	$(1.86)
(1) Consisted of expenses associated with legal matters.